Exhibit 3.1

Amendment to Bylaws of THL Credit, Inc.

This Amendment to the Bylaws (the “Bylaws”) of THL Credit, Inc., a Delaware corporation, (the “Corporation”) was unanimously approved and adopted by the Board of Directors of the Corporation in accordance with Article VII, Section 7.1 of the Bylaws, and is effective as of June 12, 2015 (the “Effective Date”).

As of the Effective Date, Sections 3.1 – 3.6 of Article III are hereby replaced with the following:

ARTICLE III

OFFICERS

3.1 Officers of the Corporation. The officers of the Corporation shall consist of one or more Chief Executive Officers, a Secretary, a Treasurer and such other officers or assistant officers as may be elected or authorized by the Directors. Any two or more of the offices may be held by the same Person, except that the same person may not be both Chief Executive Officer and Secretary. No officer of the Corporation need be a Director. The Directors may elect a Director to serve in the role of Chairman of the Board of Directors. In such a role, the Chairman is not an Officer of the Company. However, the Chairman may also hold one or more other offices with the Company, including without limitation Chief Executive Officer.

3.2 Election and Tenure. The Directors shall elect the Chief Executive Officer(s), Secretary, Treasurer and such other officers as the Directors shall deem necessary or appropriate in order to carry out the business of the Corporation. Such officers shall serve at the pleasure of the Directors or until their successors have been duly elected and qualified. The Directors may fill any vacancy in office or add any additional officers at any time.

3.3 Removal of Officers. Any officer may be removed at any time, with or without cause, by action of a majority of the Directors. This provision shall not prevent the making of a contract of employment for a definite term with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment. Any officer may resign at any time by notice in writing signed by such officer and delivered or mailed to a Chief Executive Officer, or Secretary, and such resignation shall take effect immediately upon receipt by a Chief Executive Officer, or Secretary, or at a later date according to the terms of such notice in writing.

3.4 Vacancies. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

3.5 Bonds and Surety. Any officer may be required by the Directors to be bonded for the faithful performance of such officer’s duties in such amount and with such sureties as the Directors may determine.

3.6 Chief Executive Officer, and Vice Presidents. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the control of the Directors, shall have general supervision, direction and control of the business of the Corporation and of its employees and shall exercise such general powers of management as are usually vested in the office of Chief Executive Officer of a corporation. Subject to direction of the Directors, each Chief Executive Officer shall have power in the name and on behalf of the Corporation to execute any and all loans, documents, contracts, agreements, deeds, mortgages, registration statements, applications, requests, filings and other instruments in writing, and to employ and discharge employees and agents of the Corporation. Unless otherwise directed by the Directors, each Chief Executive Officer shall have full authority and power, on behalf of all of the Directors, to attend and to act and to vote, on behalf of the Corporation at any meetings of business organizations in which the Corporation holds an interest, or to confer such powers upon any other persons, by executing any proxies duly authorizing such persons. The Chief Executive Officer shall have such further authorities and duties as the Directors shall from time to time determine. In the absence or disability of the Chief Executive Officer, the Vice-Presidents in order of their rank as fixed by the Directors or, if more than one and not ranked, the Vice-President designated by the Directors, or such other officer designated by the Directors, shall perform all of the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Executive Officer. Subject to the direction of the Directors, and if the Directors have not acted, of the Chief Executive Officer, the Secretary, the Treasurer and each Vice-President shall have the power in the name and on behalf of the Corporation to execute any and all instruments in writing, and, in addition, shall have such other duties and powers as shall be designated from time to time by the Directors or by the Chief Executive Officer.